As filed with the Securities and Exchange Commission on December 12, 1996
                                           Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-3
                             Registration Statement
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         THERMO INSTRUMENT SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

        Delaware                                         04-2925809
       (State or other jurisdiction of     (I.R.S. Employerentification No.)
       incorporation  or organization)

                             1275 Hammerwood Avenue
                               Sunnyvale, CA 94089
                                 (617) 622-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Sandra L. Lambert, Secretary
                         Thermo Instrument Systems Inc.
                                 81 Wyman Street
                                 P. O. Box 9046
                             Waltham, MA  02254-9046
                                 (617) 622-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


        Seth H. Hoogasian, Esquire    Edwin L. Miller, Jr., Esquire
        General Counsel               Testa, Hurwitz & Thibeault
   Thermo Instrument Systems Inc.     High Street Tower
         81 Wyman Street              125 High Street
         P.O. Box 9046                 Boston, Massachusetts 02110
    Waltham, Massachusetts 02254-9046

             Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has become effective.
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             If the only securities being registered on this form are
        being offered pursuant to dividend or interest reinvestment
        plans, please check the following box.   [   ]

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
        interest reinvestment plans, check the following box.   [  x ]

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
        registration statement for the same offering. [    ]

             If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        [   ]

             If delivery of the prospectus is expected to be made
        pursuant to Rule 434, please check the following box. [   ]

                         CALCULATION OF REGISTRATION FEE

                                Proposed    Proposed
 Title of each     Amount to    maximum     maximum      Amount of
 securities to   Be Registered  Offering    Aggregate    Registration
be registered                   Price       Offering     Fee
                                Per Share(1)  Price(1)

Common Stock,  2,174,948      $33.69        $73,273,99   $22,204.25
$.10 par value...

        (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock on the American Stock Exchange on December 6, 1996.

                            -------------------------

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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




        P R O S P E C T U S                 2,174,948 SHARES

                         THERMO INSTRUMENT SYSTEMS INC.

                                  Common Stock

                            PAR VALUE $.10 Per Share
                              ____________________

             This Prospectus relates to the resale of 2,174,948 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of Thermo Instrument Systems Inc. (the "Company") issuable upon conversion of $93,675,000 principal amount of the Company's outstanding 4 1/2% Senior Convertible Debentures due 2003 (the "Debentures"). The Debentures are convertible, at the option of the holder (a "Selling Shareholder"), at a conversion price of $43.07 per share, subject to adjustment for certain events. The Shares may be offered from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The sellers of the Shares and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

             None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.


                             ----------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------
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             No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus regarding the Company or the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale or distribution and resale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

        December 12, 1996



































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                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov. The Common Stock of the Company is listed on the American Stock Exchange (the "AMEX"), and the reports, proxy statements and other information filed by the Company with the Commission can be inspected at the office of the AMEX, 86 Trinity Place,, New York, New York 10006.

             This Prospectus, which constitutes part of a registration statement (herein, together with all exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby.

             The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to: Sandra L. Lambert, Secretary, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254-9046 (telephone number:
        (617-622-1000).

                                TABLE OF CONTENTS

        Available Information  ...................................... 2

        The Company  ................................................ 3
        Selling Shareholders  ....................................... 3
        Incorporation of Documents by Reference  .................... 3

        Legal Opinion  .............................................. 4
        Experts  .................................................... 4

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                                   THE COMPANY

             The Company is a worldwide leader in the development, manufacture, and marketing of analytical, monitoring, process control, and imaging, inspection, and measurement instruments used to identify and analyze air pollution, radioactivity, complex chemical compounds, toxic metals, and other elements in a broad range of liquids and solids, as well as to control, monitor, image, inspect, and measure various industrial processes and life sciences phenomena. The Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. The Company believes that this strategy provides additional motivation and incentives for the management of the subsidiary through the establishment of subsidiary-level stock option incentive programs, as well as capital to support the subsidiaries.

             The Company historically has expanded both through the acquisition of companies and product lines and through internal development of new products and technologies. During the past several years the Company has completed a number of significant acquisitions that have provided additional technologies, specialized manufacturing or product development expertise, and broader capabilities in marketing and distribution. These acquisitions include a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc in March 1996 for approximately $187 million and the assumption of approximately $36 million of indebtedness, the Analytical Instruments Division of Analytical Technology Inc. in December 1995 for approximately $43 million and the Dynatech Laboratories Worldwide division of Dynatech Corporation in February 1996 for approximately $43 million.

             The Company was incorporated in Delaware in May 1986 as a wholly owned subsidiary of Thermo Electron to succeed the instruments businesses that were previously conducted by several Thermo Electron subsidiaries. As of September 28, 1996, Thermo Electron Corporation ("Thermo Electron") owned 81.3% of the Company's outstanding Common Stock. Thermo Electron intends, for the foreseeable future, to maintain at least 80% ownership of the Company so that it may continue to file consolidated U.S. federal and state income tax returns with the Company. The Company's principal executive offices are located at 1275 Hammerwood Avenue, Sunnyvale, California 94089, and its telephone number is 617-622-1000.

                              SELLING SHAREHOLDERS

             The Selling Shareholders currently hold Debentures convertible into the Shares which are the subject of this Prospectus. It is unknown if, when or in what amounts a Selling Shareholder may offer Shares for sale and the names of the Selling Shareholders who may sell the Shares. There is no

                                        5
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        assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

             Because the Selling Shareholders may offer all or some of the Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Shareholders after completion of this offering, no estimate can be given as to the principal amount of the Shares that will be held by the Selling Shareholders after completion of this offering.

             Other than as a result of the ownership of the Debentures, to the best of the Company's knowledge, none of the Selling Shareholders had any material relationship with the Company within the three year period ending on the date of this Prospectus.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

             The following documents previously filed with the Commission are incorporated in this Prospectus by reference:

             (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995.

             (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996.

             (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 1996, as amended on Form 10-Q/A dated September 6, 1996.

             (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1996.

             (5) The Company's Current Report on Form 8-K dated March 29, 1996 as amended on Form 8-K/A dated June 12, 1996.

             (6) The Company's Current Report on Form 8-K dated October 24, 1996 as amended on Form 8-K/A dated November 12, 1996.

             (7) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended.

             All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

             Statements in documents incorporated by reference herein shall be deemed modified by statements herein. Statements so

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        modified shall constitute part of this Prospectus only as so modified.

                                  LEGAL OPINION

             Certain legal matters relating to the Shares have been passed upon for the Company by Seth H. Hoogasian, General Counsel of the Company. Mr. Hoogasian owns or has the right to acquire 16,737 shares of Common Stock, 20,000 shares of common stock of the Company's subsidiaries and 259,477 shares of the common stock of Thermo Electron and its other subsidiaries.

                                     EXPERTS

             The financial statements and schedules of the Company for the year ended December 30, 1995, incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 30, 1995 have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

             The financial statements of the Fisons Scientific Instruments business incorporated in this Registration Statement by reference to the Company's Current Report on Form 8-K/A dated June 12, 1996 relating to events occurring on March 29, 1996, have been audited by Price Waterhouse, independent public accountants, to the extent and for the period as indicated in their report with respect thereto, and are included herein in reliance upon the report of said firm and the authority of said firm as experts in accounting and auditing.
























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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

        Item 14.  Other Expenses of Issuance and Distribution.

             The expenses (other than the underwriting discount) incurred by the Company in connection with the issuance and distribution of the securities being registered (including the securities which may be issued pursuant to an over-allotment option) are as follows:

                                                               Amount*
                                                               -------
        Securities and Exchange Commission Registration Fee  $  22,204

        American Stock Exchange listing fee  ................  17,500
        Legal fees and expenses  ............................   5,000
        Accounting fees and expenses  .......................   5,000

        Miscellaneous  ......................................     296
             Total  .........................................$ 50,000

        _______________
             * All amounts are estimated except the Securities and Exchange Commission fee and the American Stock Exchange listing fee.


        Item 15.  Indemnification of Directors and Officers.

             The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

             Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

        Item 16.  Exhibits.

             See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.


                                      II-4
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        Item 17.  Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or
                            events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                               (iii)  To include any material information
                            with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a) (1) (i) and (a) (1)
                       (ii) do not apply if the registration
        is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)  To remove from registration by means of
             post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
        Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the

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        offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


































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                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 12th day of December, 1996.

                                      THERMO INSTRUMENT SYSTEMS INC.

                                      By:   /s/ Arvin H. Smith
                                          --------------------
                                      By:  Arvin H. Smith
                                           President and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

             KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert and Jonathan W. Painter, and each of them, as his true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                   Title               Date
               ---------                   -----               ----


           /s/ Arvin H. Smith     President, Chief         December 12,
                                  Executive Officer            1996
             Arvin H. Smith       and Director


        /s/ John N. Hatsopoulos   Vice President, Chief    December 12,
                                  Financial Officer            1996
          John N. Hatsopoulos      and Director
                                  (principal financial
                                  officer)


          /s/ Paul F. Kelleher    Chief Accounting         December 12,
                                  Officer                      1996
              Paul F. Kelleher    (principal accounting
                                  officer)

                                      II-7
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            /s/ Frank Borman
              Frank Borman                Director         December 12,
                                                               1996


     /s/ George N.Hatsopoulos
       George N. Hatsopoulos          Director         December 12, 1996


        /s/ Polyvious Vintiadis
           Polyvios Vintiadis             Director         December 12,
                                                               1996



                                  EXHIBIT INDEX
                                  -------------


         Exhibit No.   Description of Exhibit   Sequential Page No.
         -----------   ----------------------   -------------------

             5      Opinion of Seth H. Hoogasian, Esq.

             23.1   Consent of Arthur Andersen LLP

             23.2   Consent of Price Waterhouse
                   (To be filed by Amendment)
















        AA963170049








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